EXHIBIT 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

F5, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value, under the F5, Inc. Assumed Lilac Cloud 2018 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	26,400	$145.88	$3,851,232.00	$110.20 per $1,000,000	$424.41
Equity	Common Stock, no par value, under the F5, Inc. Lilac Acquisition Equity Incentive Plan	Rule 457(c) and Rule 457(h)	55,000	$145.88	$8,023,400.00	$110.20 per $1,000,000	$884.18
Total Offering Amounts					$11,874,632.00		$1,308.59
Total Fee Offsets							$0
Net Fee Due							$1,308.59
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $145.88, based on the average of the high sales price ($146.87) and the low sales price ($144.88) for the Registrant’s common stock as reported by The Nasdaq Global Select Market on January 30, 2023.